Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made and entered into as of the 11th day of August, 2006 (the “Contract Date”) by and between MATRIX TOWER HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and GRANT MANAGEMENT, A.S., a Norwegian corporation or its permitted assignees pursuant to Section 18 below (“Purchaser”).

1.  Sale.

Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, for the purchase price set forth below and on the terms and conditions set forth in this Agreement, all of the following:

(a)  the parcel of land containing approximately 12,525 square feet which is described on Exhibit A attached hereto and made a part hereof (the “Land”, which term includes all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to such tracts or parcels and any water or mineral rights owned by or leased to Seller);

(b)  all of the buildings, structures, fixtures and other improvements located on the Land, including, but not limited to, the approximately 182,623 square foot office building commonly known as 700 17th Street and all other on-site structures, systems, and utilities associated with the building owned by Seller (all such improvements being referred to herein as the “Improvements”), but excluding improvements, if any, owned by any tenant(s) located therein;

(c)  Seller’s right, title and interest in all leases and other agreements to occupy all or any portion of any or all of the Land and the Improvements that are in effect on the Contract Date or into which Seller enters prior to Closing (as defined below) pursuant to the terms of this Agreement (collectively, the “Leases”);

(d)  Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, tools and supplies, owned by Seller and used by Seller in connection with the ownership and operation of the Land and the Improvements (the “Personal Property”), but excluding any and all items of tangible personal property owned by the tenants;

(e)  to the extent transferable, all of Seller’s right, title and interest in and to only those assignable contracts and agreements to which Seller is party (other than Leases) relating to the repair, maintenance, management, leasing or operation of any or all of the Land, Improvements and the Personal Property that are described on Schedule 1 attached hereto (collectively, the “Contracts”); and

(f)  to the extent transferable, all of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to any or all of the Land, the Improvements and the Personal Property, including, but not limited to, (i) all guaranties and warranties issued with respect to the Personal Property or the Improvements; (ii) all plans and specifications, drawings and prints describing the Improvements; (iii) trademarks or trade names associated with the Improvements; and (iv) all licenses, permits, approvals, certificates of occupancy, dedications, subdivision maps and entitlements now or hereafter issued, approved or granted by any governmental authority in connection with the Land or the Improvements, if any (collectively, the “Intangibles”).

The Land, the Improvements, the Personal Property, the Contracts, the Leases and the Intangibles are hereinafter referred to collectively as the “Property.”

Purchaser acknowledges and agrees that Seller is not legally or contractually bound to sell the Property described in this Section 1 to Purchaser until August 21, 2006; and prior to August 21, 2006, this Agreement may, at the sole option of Seller, be terminated. In the event Seller terminates the contract pursuant to this Section 1, then Seller shall reimburse Purchaser for its reasonable inspection fees and loan application fees related to the sale of the Improvements and that were incurred by Purchaser.

2.  Purchase Price.

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, the Property. The total purchase price to be paid to Seller by Purchaser for the Property shall be TWENTY-SEVEN MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($27,250,000) (the “Purchase Price”), payable as follows:

2.1 Initial Earnest Money. One Million Dollars ($1,000,000.00) initial earnest money paid in accordance with the provisions of Section 4 below.

2.2 Additional Earnest Money. An additional One Million Dollars ($1,000,000.00) Earnest Money Deposit payable in accordance with the provisions of Section 4 below.

2.3  Balance Payable at Closing. The balance of the Purchase Price, subject to prorations and adjustments in accordance with the provisions of Section 14 hereof, will be paid by Purchaser to Seller at Closing by wire transfer or other immediately available funds.

3.  Closing.

The purchase and sale contemplated herein shall be consummated at a closing (“Closing”) to take place by mail or at the offices of the Title Company (defined below). The Closing shall occur on or before the 40th day after the Approval Date, as that term is defined below (the “Closing Date”), or as otherwise agreed by the parties.

4.  Deposit.

Within three (3) business days after the execution and delivery of this Agreement by Purchaser and Seller, Purchaser shall deposit, as its initial earnest money deposit, the sum of One Million Dollars ($1,000,000) (the “Initial Earnest Money”) in an escrow with the Title Company (the “Escrow”) pursuant to escrow instructions in the form attached hereto as Exhibit B. Provided Purchaser does not exercise its unilateral right to terminate this Agreement on or prior to the Approval Date (as hereinafter defined), Purchaser shall, within three (3) business days after the Approval Date, but in no event later than August 26, 2006, deposit an additional One Million Dollars ($1,000,000) (the “Additional Earnest Money”) into the Escrow. The Initial Earnest Money, the Additional Earnest Money and all interest earned thereon are herein collectively referred to as the “Deposit.” Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price at Closing.

5.  Seller’s Deliveries.

Prior to the execution of this Agreement, Seller has, to Seller’s knowledge, delivered to Purchaser or its agents all of the documents and agreements described on Exhibit C attached hereto and made a part hereof that are in Seller’s possession or reasonable control (the “Documents”). From the date hereof until the Closing Date, Seller shall continue to make available to Purchaser or its agents for inspection Seller’s files regarding the Property. The Documents that are furnished or made available to Purchaser pursuant to this Section 5 are being furnished or made available to Purchaser for information purposes only and without any representation or warranty by Seller with respect thereto, express or implied, except as may otherwise be expressly set forth in this Section 5 or Section 8.1 below, in either case as limited by Sections 8.2 and 8.3 below. Seller hereby represents and warrants to Purchaser that, to Seller’s knowledge, Seller has not failed to deliver or make available true and complete copies of any Documents in Seller’s possession or reasonable control.

6.  Inspection Period.

6.1.  Basic Project Inspection. At all times prior to Closing, including times following the “Inspection Period” (which Inspection Period is defined to be the period commencing with the Contract Date and ending on August 23, 2006), Purchaser and Purchaser’s employees, third party consultants, lenders, engineers, accountants and attorneys (collectively, “Purchaser’s Representatives”) shall be entitled to conduct a “Basic Project Inspection” of the Property, which will include the rights to: (i) enter upon the Land and Improvements, at reasonable times, to perform inspections and tests of the Land and the Improvements, (ii) make investigations with regard to the environmental condition of the Land and the Improvements and the compliance by the Land and the Improvements with all applicable laws, ordinances, rules and regulations, (iii) review the Leases affecting the Property, and (iv) interview any tenant at the Improvements with respect to its current and prospective occupancy of the Improvements as long as a representative of Seller is in attendance throughout such interview, which representatives shall be made reasonably available for such purposes. Purchaser shall provide not less than two (2) business days’ prior notice to Seller before conducting any investigations, study, interview or test to or at the Land and the Improvements. If Purchaser determines that the results of any inspection, test, examination or review do not meet Purchaser’s criteria (which criteria may include the requirements of Purchaser’s lenders and investors), in its sole discretion, for the purchase, financing or operation of the Property in the manner contemplated by Purchaser, then Purchaser may terminate this Agreement by written notice to Seller (the “Termination Notice”), delivered not later than 5:00 p.m. (Denver Time) on the last day of the Inspection Period (the “Approval Date”), whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations hereunder, except for those liabilities and obligations that expressly survive a termination of this Agreement. If Purchaser does not so terminate this Agreement, Purchaser shall, within three (3) business days after the Approval Date, but in no event later than August 26, 2006, deposit an additional $1,000,000.00 into the Escrow with the Title Company. If Purchaser fails to timely deliver a Termination Notice to Seller prior to the Approval Date, Purchaser shall be automatically deemed to have forever waived its right to terminate this Agreement pursuant to this Section 6.1, and the Property shall be deemed acceptable to Purchaser.

6.2.  Purchaser’s Undertaking. Purchaser hereby covenants and agrees that it shall cause all studies, investigations and inspections performed at the Land or the Improvements to be performed in a manner that does not unreasonably disturb or disrupt the tenancies or business operations of the tenant(s) at the Improvements. Purchaser shall not conduct (or cause to be conducted) any physically intrusive investigation, examination or study of the Land or the Improvements (any such investigation, examination or study, an “Intrusive Investigation”) as part of its Basic Project Inspection or otherwise without the prior written consent of Seller, which consent shall not be unreasonably withheld. Purchaser and Purchaser’s Representatives shall, in performing its Basic Project Inspection, comply with any and all applicable laws, ordinances, rules, and regulations. Except to the extent required by any applicable statute, law, regulation or governmental authority in its capacity as a contract purchaser (i.e. not an owner), neither Purchaser nor Purchaser’s Representatives shall report the results of the Basic Project Inspection to any governmental or quasi-governmental authority under any circumstances without obtaining Seller’s express written consent, which consent may be withheld in Seller’s sole discretion. If this transaction fails to close for any reason other than due to Seller’s default, Purchaser shall provide Seller with copies of any and all final, third party reports prepared on behalf of Purchaser as part of the Basic Project Inspection without any representation or warranty regarding the accuracy thereof. Purchaser or Purchaser’s Representatives shall: (a) maintain comprehensive general liability (occurrence) insurance in an amount of not less than $1,000,000 covering any accident arising in connection with the presence of Purchaser and Purchaser’s Representatives at the Land and the Improvements and the performance of any investigations, examinations or studies thereon, and shall deliver a certificate of insurance (in form and substance reasonably satisfactory to Seller), naming Seller as an additional insured thereunder, verifying the existence of such coverage to Seller prior to entry upon the Land or the Improvements; and (b) promptly pay when due any third party costs associated with its Basic Project Inspection. Purchaser shall, at Purchaser’s sole cost, repair any damage to the Land or the Improvements resulting from the Basic Project Inspection, and, to the extent Purchaser or Purchaser’s Representatives alter, modify, disturb or change the condition of the Land or the Improvements as part of the Basic Project Inspection or otherwise, Purchaser shall, at Purchaser’s sole cost, restore the Land and the Improvements to the condition in which the same were found before such alteration, modification, disturbance or change. Purchaser hereby indemnifies, protects, defends and holds Seller, Seller’s affiliates, their respective partners, shareholders, officers and directors, and all of their respective successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all losses, damages, claims, liens, causes of action, judgments, damages, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”) that Seller or any Seller Indemnified Party suffers or incurs as a result of, or in connection with Purchaser’s Basic Project Inspection, Purchaser’s Intrusive Inspection, or Purchaser’s or Purchaser’s Representatives entry upon the Land or the Improvements hereunder. Purchaser’s undertakings pursuant to this Section 6.2 shall indefinitely survive a termination of this Agreement or the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

6.3.  Confidentiality. Purchaser agrees to use reasonable efforts to maintain in confidence the information and terms contained in the Evaluation Materials (defined below) and this Agreement (collectively, the “Transaction Information”). Purchaser shall not disclose all or any portion of the Transaction Information to any person or entity and shall maintain the Transaction Information in the strictest confidence; provided, however, that Purchaser may disclose the Transaction Information: (a) to Purchaser’s Representatives to the extent that Purchaser’s Representatives reasonably need to know such Transaction Information in order to assist, and perform services on behalf of, Purchaser; (b) to the extent required by any applicable statute, law, regulation or governmental authority; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. Purchaser shall advise Purchaser’s Representatives of the provisions of this Section 6.3 and cause such parties to maintain the Transaction Information as confidential information and otherwise comply with the terms of this Section 6.3. For purposes of this Agreement, the term “Evaluation Materials” shall mean the Documents and any other materials or information delivered or made available by Seller or its agents to Purchaser or Purchaser’s Representatives together with (i) all analyses, compilations, studies or other documents prepared by (or on behalf of) Purchaser, which contain or otherwise reflect such information or materials and (ii) the results of any studies, analysis or investigation of the Property undertaken by or on behalf of Purchaser. Purchaser agrees that the Evaluation Materials shall be used solely for purposes of evaluating the acquisition and potential ownership and operation of the Property.

7.  Title and Survey Matters.

7.1.  Conveyance of Title. At Closing, Seller agrees to deliver to Purchaser a special warranty deed (“Deed”), in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”): (1) taxes not yet due and payable; (2) those matters that may be approved (or deemed approved) by Purchaser pursuant to Section 7.4 or Section 10.1; (3) the rights of tenants pursuant to the Leases; (4) matters arising out of any act of Purchaser or Purchaser’s Representatives; (5) local, state and federal laws, ordinances, rules and regulations, including, but not limited to, zoning ordinances (as hereinafter defined); and (6) the Seller Financing Instruments (as hereinafter defined Those liens, claims, encumbrances and matters referred to in items (1) through (5) above are referred to herein as the “Existing Permitted Exceptions”).

7.2.  Title Commitment. Within ten (10) days after the Contract Date, Seller shall deliver to Purchaser a commitment (the “Title Commitment”) issued by LandAmerica Commercial Services (the “Title Company”), for an ALTA extended coverage owner’s title insurance policy with respect to the Land (the “Title Policy”), in the full amount of the Purchase Price, together with copies of all recorded documents evidencing title exceptions raised in “Schedule B” of such Title Commitment. The date on which Purchaser has received the Title Commitment and copies of all recorded documents evidencing the title exceptions therein is referred to as the “Commitment Delivery Date.” It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that, at Closing, the Title Company shall issue the Title Policy (or have given Purchaser at Closing an irrevocable and unconditional commitment in form reasonably satisfactory to Purchaser to issue such Title Policy after Closing ) insuring, in the full amount of the Purchase Price, Purchaser as the fee simple owner of the Land and the Improvements, subject only to the Permitted Exceptions. If the foregoing condition precedent fails for any reason other than the actions or omissions of Purchaser, Purchaser may elect to either (i) proceed to Closing and waive the failure of such condition or (ii) terminate this Agreement by delivery of written notice to Seller on or prior to Closing, in which event (i) the Deposit shall be returned to Purchaser, and (ii) neither party shall have any further liabilities or obligations hereunder except for those liabilities and obligations that expressly survive a terminate of this Agreement.

7.3.  Survey. Seller has delivered or made available to Purchaser a copy of an existing survey of the Land and the Improvements (the “Survey”) together with the Documents. Purchaser may obtain, at Purchaser’s cost, obtain an update of the Survey (an “Updated Survey”) certified to Purchaser and its lenders.

7.4.  Defects and Cure.

(a) Purchaser’s Defect Notices. Purchaser shall accept title to the Land and the Improvements subject to all of the Existing Permitted Exceptions. If the Updated Survey or the Title Commitment discloses exceptions to title other than the Existing Permitted Exceptions (such exceptions to title being referred to as the “Disclosed Exceptions”), then Purchaser shall have until 5:00 p.m. (Denver time) on the date that is five (5) business days after the Commitment Delivery Date, within which to notify Seller of any such Disclosed Exceptions to which Purchaser reasonably objects (any such notice, a “Defect Notice”). Any exceptions to title (other than the Existing Permitted Exceptions and the Disclosed Exceptions) that arise between the effective date of the Title Commitment or the Updated Survey, as the case may be, and the Closing are referred to herein as “New Defects.” Purchaser shall have five (5) business days after its receipt of written notice or updated title evidence reflecting any New Defects within which to notify Seller in writing of any such New Defects to which Purchaser reasonably objects. Those Disclosed Exceptions or New Defects, as the case may be, to which Purchaser does not object in a Defect Notice given within the applicable five (5) day period shall be deemed Permitted Exceptions.

(b) Seller’s Response Notices. Seller shall be obligated to cure and remove (or procure title insurance over on terms reasonably acceptable to Purchaser) all of the following classes of New Defects and Disclosed Exceptions (“Mandatory Cure Items”), if any: (i) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller; (ii) tax liens for delinquent ad valorem real estate taxes; (iii) mechanics liens pursuant to a written agreement either between (x) the claimant (the “Contract Claimant”) and Seller or its employees, officers or managing agents (the “Seller Parties”) or (y) the Contract Claimant and any other contractor, materialman or supplier with which Seller or the Seller Parties have a written agreement; and (iv) broker’s liens pursuant to a written agreement between the broker and Seller or any Seller Parties. Seller may elect, in its sole discretion, to cure and remove any Disclosed Exception or New Defect identified by Purchaser in a Defect Notice by delivering written notice to Purchaser (a “Seller’s Response Notice”) indicating that Seller has elected to cure and remove any such matters (any such matters that Seller elects to cure and remove, “Seller Cure Items”) not later than the sooner to occur of (i) five (5) business days after Seller’s receipt of the applicable Defect Notice; or (ii) Closing. Seller shall have until Closing to cure and remove (or procure title insurance over) any Seller Cure Items. If Seller fails to provide a Seller’s Response Notice, Seller shall be deemed to have delivered a Seller’s Response Notice electing not to cure and remove any New Defects or Disclosed Exceptions identified by Purchaser in the applicable Defect Notice. If Seller elects (or is deemed to elect) not to cure and remove any Disclosed Exceptions or New Defects, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, by delivery of written notice to Seller not later than the first to occur of (i) the date that is five (5) business days after Purchaser’s receipt (or deemed receipt) of a Seller’s Response Notice; or (ii) Closing, to either (a) proceed to Closing and accept title to the Land and the Improvements, subject to those Disclosed Exceptions or New Defects, as the case may be, that Seller has refused (or is deemed to have refused) to cure or remove, without deduction or offset against the Purchase Price and with such Disclosed Exceptions or New Defects in that case being deemed to be Permitted Exceptions or (b) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liabilities or obligations pursuant to this Agreement except those liabilities or obligations that expressly survive termination of this Agreement. If Purchaser fails to timely notify Seller of its election pursuant to the preceding sentence, Purchaser shall be deemed to have elected alternative (a).

7.5.  Title Cure Provisions. If, on or prior to Closing, Seller fails to cure and remove (or procure title insurance over on terms reasonably acceptable to Purchaser) each Disclosed Exception or New Defect (other than Mandatory Cure Items), as the case may be, that Seller agreed to cure (pursuant to a Seller’s Response Notice), Purchaser may, at its option and as its sole remedy hereunder, at law or in equity, either (i) terminate this Agreement by written notice to Seller delivered on or prior to Closing, in which event (a) the Deposit shall be returned to Purchaser, and (b) this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities or obligations which expressly survive termination of this Agreement; or (ii) elect to consummate the Closing and accept title to the Land and Improvements subject to all those Disclosed Exceptions or New Defects that Seller has failed to cure or remove (in which event, all such exceptions to title shall be deemed Permitted Exceptions), without deduction or offset against the Purchase Price. If Purchaser fails to make either such election, Purchaser shall be deemed to have elected option (ii). If Seller fails to cure and remove (whether by endorsement or otherwise) any Mandatory Cure Items on or prior to Closing, Purchaser may, at its option and by delivery of written notice to Seller on or prior to Closing, either (A) terminate this Agreement, in which event the Deposit shall be returned to Purchaser and this Agreement, without further action of the parties, shall become null and void and neither party shall have any further liabilities or obligations under this Agreement except for those liabilities and obligations which expressly survive a termination of this Agreement, or (B) proceed to close with title to the Land and Improvements as it then is with the right to deduct from the Purchase Price the liquidated amount reasonably necessary to cure and remove (by endorsement or otherwise), as reasonably determined by Purchaser those Mandatory Cure Items that Seller fails to cure and remove.

8.  Seller’s Covenants and Representations.

8.1.  Seller’s Representations. To Seller’s knowledge, Seller represents and warrants to Purchaser that the following matters are true as of the Contract Date, in all material respects, except as may otherwise be provided in the Documents.

(a) Litigation. There is no pending or, to Seller’s knowledge, threatened litigation or governmental proceedings against Seller or the Property that, if such litigation or proceedings were to result in a final determination against Seller or the Property, would result in material encumbrance upon the Property, or would materially affect the validity or enforceability of this Agreement or the performance of Seller under this Agreement.

(b) United States Person. Seller is a “United States Person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

(c) Condemnation. To Seller’s knowledge, there is no pending or contemplated condemnation or other governmental taking proceedings affecting all or any part of the Land and the Improvements.

(d) Environmental Matters. [Intentionally deleted.]

(e) Due Authorization; Conflict. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, qualified to do business in the State of Colorado. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto, and has taken, or will take prior to Closing, all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller’s behalf and to bind Seller thereto. The execution and delivery of, and consummation of the transactions contemplated by, this Agreement are not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of, any of the agreements or instruments to which Seller is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

(f) Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Seller pursuant hereto have been, or on the Closing Date will have been, executed by or on behalf of Seller, and when so executed, are and shall be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Leases; Tenant Improvements. Copies of all Leases in effect as of the Contract Date (the “Existing Leases”), and all amendments thereto and guaranties thereof, if any, have been furnished by Seller to Purchaser and the copies so provided are true and complete. The Existing Leases have not been amended, modified or terminated (except for any amendments delivered to Purchaser pursuant to the preceding sentence). To Seller’s knowledge, Seller is not in default of any of its obligations under the Existing Leases.

(h) Contracts; Other Agreements. Seller is not party to any service contracts, management contracts or other comparable agreements that will be binding upon the Land and the Improvements after Closing other than the Contracts.

(i) Bankruptcy Matters. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

(j) No Brokers. To Seller’s knowledge, Seller has delivered or made available as Documents true and complete copies of any and all listing agreements, brokerage agreements, Leases or other comparable agreements (collectively, “Brokerage Agreements”) into which Seller has entered in connection with the Property, and pursuant to which a leasing commission or finder’s fee may be payable subsequent to Closing.

(k) Employees. [Intentionally deleted.]

(l) 1031 Exchange. Seller recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Purchaser under §1031 of the Internal Revenue Code (“Purchaser’s Exchange”). As such, Seller agrees to reasonably cooperate with Purchaser in effectuating Purchaser’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Purchaser, to accomplish Purchaser’s Exchange; provided, however, that Seller shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, Purchaser’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 8.1(1) shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

8.2.  Seller’s Knowledge. All references in this Agreement to “Seller’s knowledge,” “Seller’s actual knowledge” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Patrick Howard without inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.

8.3.  Limitations. The representations and warranties of Seller to Purchaser contained in Section 8.1 hereof, as modified by the Closing Date Certificate (as hereinafter defined) (the “Seller Representations”), shall survive the Closing Date and the delivery of the Deed for a period of twelve (12) months. No claim for a breach of any Seller Representation, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless (a) the breach in question results from, or is based on, a condition, state of facts or other matter which was not actually disclosed to, or actually known by, Purchaser prior to Closing, (b) written notice containing a description of the specific nature of such breach shall have been delivered by Purchaser to Seller prior to the expiration of said twelve (12) month survival period, and (c) an action with respect to such breach(es) shall have been commenced by Purchaser against Seller within eighteen (18) months after Closing. Notwithstanding anything to the contrary contained herein, if Purchaser is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge, that any Seller Representation made by Seller is not true or correct as of the Contract Date, or that such Seller Representation is not true or correct on or before the Closing, or is notified in any Document, or in writing by Seller, or otherwise obtains actual (as opposed to deemed, imputed or constructive) knowledge that Seller has failed to perform any covenant and agreement herein contained, and Purchaser shall nevertheless acquire the Property notwithstanding such fact, Purchaser shall not be entitled to commence any action after Closing to recover damages from Seller due to such Seller Representation(s) failing to be true or correct (and Purchaser shall not be entitled to rely on such Seller Representation) or such covenant(s) and agreement(s) having failed to be performed by Seller.

8.4.  Representation Condition. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that all of the Seller Representations are true and correct in all material respects as of the Closing Date (the “Representation Condition”). Notwithstanding anything contained herein to the contrary, if any Seller Representation is untrue or inaccurate in any material respect and Purchaser becomes aware of such untruth or inaccuracy prior to Closing, Purchaser may elect, in its sole discretion and as its sole remedy hereunder, at law or in equity, either to (i) terminate this Agreement by delivery of written notice to Seller on or prior to Closing (or the Approval Date to the extent Purchaser becomes aware of such untruth or inaccuracy on or prior to the Approval Date), whereupon the Deposit shall be promptly returned to Purchaser and neither party shall have any further liability hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and accept the untruth or inaccuracy of such Seller Representation with no further right to terminate the Agreement (or pursue any other right or remedy) on the basis of the untruth or inaccuracy thereof.

9.  Purchaser’s Covenants and Representations.

Effective as of the execution of this Agreement, Purchaser hereby covenants with Seller, and represents and warrants to Seller, as follows:

9.1.  1031 Exchange. Purchaser recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller under §1031 of the Internal Revenue Code (“Seller’s Exchange”). As such, Purchaser agrees to cooperate with Seller in effectuating Seller’s Exchange, which cooperation may include the execution of documents and the taking of other reasonable action, as is necessary in the opinion of Seller, to accomplish Seller’s Exchange; provided, however, that Purchaser shall not be required to assume any additional expense or liability in connection with, or as part of its cooperation with, Seller’s Exchange or to agree to any extension of the Closing Date beyond the date specified in Section 3. The covenant contained in this Section 9.1 shall survive the Closing and shall not be merged into any instrument of conveyance delivered at Closing.

9.2.  Due Authorization. As of the Contract Date, Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Norway. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

9.3.  Enforceability. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

9.4.  No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, and will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

9.5.  No Brokers. Purchaser has delivered or made available to Seller, true and complete copies of any and all listing agreements, brokerage agreements, or other comparable agreements, into which Purchaser has entered into in connection with the Property, and pursuant to which a finder’s fee or real estate commission may be payable at or subsequent to Closing.

10.  Actions After Contract Date.

The parties covenant to do the following through the Closing Date:

10.1.  Title. From and after the Contract Date, except in the ordinary course of its business, Seller shall not make any change to the condition of title to either or both of the Land and the Improvements that would change the condition of title approved or deemed approved by Purchaser pursuant to Section 7.4, except as required by law or by Section 7.4, or with Purchaser’s advance written consent, which consent may be withheld in Purchaser’s reasonable discretion. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not sell, or assign or create any right, title or interest in, any or all of the Land, the Improvements and any part of either of them, or create any lien, encumbrance or charge thereon, without the prior written consent of Purchaser, which consent may not be unreasonably withheld.

10.2.  Maintenance and Operation of Property. From and after the Contract Date, Seller shall maintain the Land and the Improvements in substantially its current condition (normal wear and tear and damage by casualty excepted); shall maintain existing insurance coverage in full force and effect; and shall operate and maintain the Land and the Improvements in the ordinary course of Seller’s business; provided, however, that in no event shall Seller be obligated to make any capital repairs, replacements or improvements to the Improvements. From and after the Contract Date, and except with respect to normal leasing activities at the Land and the Improvements (in accordance with Section 10.3 below), Seller shall not enter into any new contract or agreement with respect to the ownership and operation of the Land and the Improvements that would be binding on Purchaser or the Property after Closing, without Purchaser’s prior written approval, which consent may not be unreasonably withheld.

10.3.  Leasing Activities. From and after the Contract Date Seller shall not execute and enter into any new lease, license or occupancy agreement for all or some portion of the Land and the Improvements, including, without limitation, any amendment, renewal, expansion or modification to, or termination of, any Existing Lease (all of the foregoing, a “New Lease”) unless Seller obtains Purchaser’s advance written consent to such New Lease, which consent may not be unreasonably withheld, but which consent shall be deemed automatically given if Purchaser fails to respond within five (5) business days after Seller makes a written request for same. New Leases shall not include, and Seller shall be free to execute and enter into at any time, any non-discretionary amendments, modifications, renewals or expansions of any Existing Lease pursuant to the requirements of such Existing Lease.

10.4.  Leasing Expenses. “Lease Expenses” shall mean, collectively, any and all commissions and fees or costs and expenses arising out of or in connection with the leasing of the Property, including, but not limited to, (i) any extension, renewal or expansion of any Existing Lease exercised between the Contract Date and the Closing Date and (ii) any New Lease. In no event shall the Lease Expenses include any commissions, fees, or costs related to the Lease Agreement by and between Seller and Purchaser. Lease Expenses shall include, without limitation, (a) brokerage commissions and fees to effect any such leasing transaction, (b) expenses incurred for repairs and tenant improvements, (c) allowances for tenant improvements and moving, and (d) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction. Lease Expenses for any Existing Leases relating to the base lease term or any renewal term that is elected or with respect to which an option is exercised, as the case may be, prior to the Contract Date shall be paid in full at or prior to Closing by Seller, without contribution or proration from Purchaser (“Seller’s Lease Expenses”). Notwithstanding the foregoing, to the extent that any such Seller’s Lease Expenses have not been paid in full by Seller prior to Closing, Purchaser may elect to assume responsibility for such unpaid Seller’s Lease Expenses, and, upon such election, shall receive a credit against the Purchase Price in the amount of such assumed unpaid Seller’s Lease Expenses. Lease Expenses for (x) any renewals (other than renewals elected or with respect to which an option is exercised prior to the Contract Date) or expansions of any Existing Lease, and (y) any New Leases shall be the sole responsibility of Purchaser, without contribution or proration from Seller (“Purchaser’s Lease Expenses”). In the event Seller has paid any Purchaser’s Lease Expenses on or prior to Closing, Purchaser shall credit Seller for such amounts at Closing. Seller hereby indemnifies, protects, defends and holds Purchaser, and its successors and assigns (the “Purchaser’s Indemnified Parties”), harmless from and against any and all Losses that any or all of Purchaser and any Purchaser’s Indemnified Parties actually suffer and incur as a result of the failure by Seller to timely pay or discharge any of the Seller’s Lease Expenses. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses that any or all of Seller and the Seller Indemnified Parties actually suffer or incur as a result of the failure by Purchaser to timely pay or discharge any of the Purchaser’s Lease Expenses or any New Lease Expenses. The terms of this Section 10.4 shall survive the Closing and the delivery of any conveyance documentation.

10.5.  Lease Enforcement. Prior to the Approval Date, Seller shall have the right, but not the obligation, to enforce the rights and remedies of the landlord under any Existing Lease or New Lease, by summary proceedings or otherwise, and to apply all or any portion of any security deposit then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants, and the exercise of any such rights or remedies shall not affect the obligations of Purchaser under this Agreement in any manner. From and after the Approval Date, Seller shall obtain Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, to such enforcement or application of security deposits.

10.6.  Estoppel Certificates. Seller shall use reasonable and diligent efforts to obtain and deliver to Purchaser estoppel certificates from each of the tenants of the Land and the Improvements, which estoppel certificates shall be without material and adverse modification to the form of estoppel certificate attached as Exhibit D hereto or such form as may be required by the applicable tenant’s Lease and shall be substantially consistent with the rent roll provided to Purchaser by Seller (each estoppel certificate satisfying such criteria, a “Conforming Estoppel”) on or prior to the Closing Date. It shall be a condition precedent to Purchaser’s obligation to proceed to close hereunder that, on or prior to the Closing Date, Seller delivers to Purchaser a Conforming Estoppel with regard to tenants paying seventy-five percent (75%) of the base rent pursuant to the Existing Leases (the “Required Estoppel Amount”). As of the Closing, if Seller has not obtained a Conforming Estoppel from a sufficient number of tenants to satisfy the Required Estoppel Amount, Seller may elect, in its sole discretion and without obligation, to provide an estoppel certificate (“Seller’s Estoppel Certificate”) in the place and stead of a sufficient number of tenants to satisfy the Required Estoppel Amount for the benefit of Purchaser in a form reasonably acceptable to Purchaser. Such Seller’s Estoppel Certificate shall accurately describe the condition of the applicable tenancy, be provided and certified only to Seller’s knowledge (as defined in this Agreement), the representations, warranties and certifications contained therein shall be subject to the limitations contained in Section 8.3 of this Agreement and such Seller’s Estoppel Certificates shall constitute Conforming Estoppels; provided that such Seller’s Estoppel Certificate shall be permanently and irrevocably released and discharged when and if Purchaser obtains or receives a Conforming Estoppel from the applicable tenant. If Purchaser receives any estoppel certificate more than three (3) business days prior to Approval Date and fails to notify Seller, in writing, that such estoppel certificate does not constitute a Conforming Estoppel, Purchaser shall be deemed to have accepted such estoppel certificate as a Conforming Estoppel for all relevant purposes under this Agreement, irrespective of any modifications made therein by the applicable tenant. If Purchaser does not receive a sufficient number of Conforming Estoppels to satisfy the Required Estoppel Amount, whether directly from tenants or in the form of Seller’s Estoppel Certificates, Purchaser may elect, as its sole and exclusive remedy hereunder, by delivery of written notice to Seller on or prior to Closing, either to (i) proceed to Closing and waive the condition precedent related to the Required Estoppel Amount and the delivery of Conforming Estoppels; or (ii) terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability or obligation hereunder, except as otherwise expressly provided herein.

10.7.  Leaseback. Purchaser’s obligation to purchase the Property pursuant to this Agreement is conditioned upon execution by Seller, its affiliates, and other entities of leases of not less than 61,248 square feet of office space in the Improvements for a term of ten (10) years from the commencement date of the new lease and on other terms acceptable to Purchaser and Purchaser’s lender (the “Master Leases”). The Master Leases shall be guaranteed by Matrix Bancorp, Inc., a Colorado corporation, in a form acceptable to Purchaser. Purchaser and Seller shall negotiate in good faith during the Inspection Period to agree upon the form and terms of the Master Leases. The initial square foot price on the Master Leases shall be $21.00 dollars per square foot for the first year, and thereafter, the price per square feet of office space shall increase $0.75 for each subsequent year (the “Lease Price Term”). In addition to the guaranty provided by Matrix Bancorp, Inc. for the Master Leases, Matrix Bancorp, Inc. shall guarantee, at the Lease Price Term, 23,171 square feet of office space currently occupied by third party tenants on the following floors of the Improvements (the “Third Party Guaranty”): (i) the entire third floor of the Improvements consisting of 11,833 square feet of office space (commonly known as Suite 300); (ii) part of the six floor of the Improvements consisting of 4,546 square feet of office space (commonly known as Suite 600); and (iii) the entire tenth floor of the Improvements consisting of 6,792 square feet of office space (commonly known as Suite 1000) (collectively, the “Third Party Tenants”). Such Third Party Guaranty shall be evidenced by a guaranty by Matrix Bancorp, Inc. which will be for a period commencing on the date of the Master Lease and continue for a period of ten years (shall be coterminous with the Master Lease) and, in addition, shall include, but not be limited to, the following terms: (i) shall allow Matrix Bancorp, Inc. or any affiliate or subsidiary of it to occupy the Third Party Tenant space at the Lease Price Term in the event a Third Party Tenant vacates its leased space for any reason; (ii) shall allow Matrix Bancorp, Inc. to have the right to sublease the Third Party Tenant space to any third party; and (iii) shall allow Matrix Bancorp, Inc. to retain any excess of the Lease Price Term that any Third Party Tenant is paying for rent to Purchaser under the Third Party Tenant leases which were assigned to Purchaser.

11.  Property Sold “As Is.”

Except as is otherwise expressly provided in this Agreement, Seller hereby specifically disclaims any warranty (oral or written) concerning: (i) the nature and condition of the Property and the suitability thereof for any and all activities and uses that Purchaser elects to conduct thereon; (ii) the manner, construction, condition and state of repair or lack of repair of the Improvements; (iii) the compliance of the Land and the Improvements or their operation with any laws, rules, ordinances or regulations of any government or other body; and (iv) any other matter whatsoever except as expressly set forth in this Agreement. EXCEPT AS IS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON A STRICTLY “AS IS” “WHERE IS” BASIS AS OF THE CLOSING DATE, AND SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL CONDITIONS RELATED THERETO, EXCEPT AS EXPRESSLY SET FORTH IN THE SPECIAL WARRANTY DEED SIGNED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING.

11.1 NO REPRESENTATIONS. NEITHER SELLER NOT ANY AGENT, EMPLOYEE, MANAGER, MEMBER, OFFICER, BROKER, CONTRACTOR, OR REPRESENTATIVE OF SELLER HAS MADE, AND SELLER SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, CONCERNING, OR WITH RESPECT TO THE PROPERTY.

11.2 Waiver and Release. Purchaser, for itself and its successors and assigns, releases Seller, and Seller’s agents, employees, managers, members, officers, partners, brokers, contractors, and representatives from, and waives any and all causes of actions or claims against any of such persons for, (a) any and all liability attributable to any physical condition of or at the Property including, without limitation, the presence on, under, or about the Property of any Hazardous Materials; (b) any and all liability resulting from the failure of the Property to comply with any applicable laws including, without limitation, any Environmental Law; and (c) any liability, damages, or injury arising from, connected with, or otherwise caused by statements, opinions, or information obtained from any of such persons with respect to the Property. As used in this Agreement, “Hazardous Materials” means any hazardous or toxic substances, materials, or waste, defined or regulated as such, in or under any Environmental Law, and “Environmental Law” means any and all federal, state, local, or municipal laws, orders, rules, regulations, statutes, ordinances, codes, decrees, or requirements of any governmental authority or requirements of law relating to or imposing liability or standards of conduct concerning the protection of human health, the environment or natural resources, or to releases or threatened releases of Hazardous Materials into the environment as now or may hereafter be in effect.

12.  Seller’s Closing Deliveries.

At Closing (or such other times as may be specified below), Seller shall deliver or cause to be delivered to Purchaser the following:

12.1.  Deed. A Deed executed by Seller, and in recordable form, conveying the Land and Improvements to Purchaser, subject to the Permitted Exceptions.

12.2.  Blanket Assignment and Bill of Sale. The Blanket Assignment and Bill of Sale substantially in the form attached hereto as Exhibit E.

12.3.  Master Lease. Two (2) duly executed counterparts of each of the Master Leases.

12.4.  Keys. Keys to all locks located in the Improvements.

12.5.  Affidavit of Title. An affidavit of title (or comparable “no lien” statement), in form and substance reasonably acceptable to the Title Company as may be required to enable Title Company to issue ALTA extended coverage for the Title Policy.

12.6.  Closing Statement. Two (2) duly executed counterparts of a closing statement (the “Closing Statement”) conforming to the proration and other relevant provisions of this Agreement, which Closing Statement shall be in a form mutually and reasonably agreed upon by Seller and Purchaser.

12.7.  Entity Transfer Certificate. Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

12.8.  Letter of Credit. If applicable, with respect to any security deposits that are letters of credit, Seller shall (a) deliver to Purchaser at the Closing such letters of credit, (b) execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (c) cooperate with Purchaser to change the named beneficiary under such letters of credit to Purchaser, so long as Seller does not incur any additional liability or expense in connection therewith.

12.9.  Notices to Tenants. Notices to each of the tenants under the Leases, notifying them of the sale of the Land and Improvements and directing them to pay all future rent as Purchaser may direct, which forms shall be prepared by Purchaser and reasonably acceptable to Seller.

12.10.  Estoppel Certificates. The Conforming Estoppels received by Seller pursuant to Section 10.6 above.

12.11.  Leases. Originals or certified copies of the Leases, which certification shall be made subject to all of the terms, conditions and limitations of Sections 8.2 and 8.3.

12.12.  Closing Date Certificate. For purposes of determining whether the Representation Condition has been satisfied, Seller shall deliver to Purchaser at Closing a certificate (the “Closing Date Certificate”) certifying that all of the Seller Representations are true and correct, as of the Closing Date and in all material respects, except for changes and qualifications specified in such Closing Date Certificate, such that the Closing Date Certificate is true and accurate in all material respects. The representations, warranties and certifications contained in the Closing Date Certificate shall be made by Seller to the standard of knowledge, if any, contained herein for the applicable representations, warranties or certifications and subject to all of the terms, conditions and limitations contained in Sections 8.2 and 8.3 of this Agreement. Notwithstanding anything contained herein to the contrary, if, as of the Closing, the Representation Condition is not fulfilled for any reason or any Seller Representations are not true and correct, in any material respect, Purchaser may, in its sole discretion and as its sole remedy, hereunder, at law or in equity, elect either to (i) terminate this Agreement by delivery of written notice to Seller not later than the Closing Date, whereupon the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to Closing and waive the failure of the Representation Condition.

12.13.   Further Documents. Seller shall execute and deliver such other documents and take such other action at Closing as may be necessary or appropriate to carry out its obligations under this Agreement without further representations or warranties other than those contained herein.

13.  Purchaser’s Closing Deliveries.

At Closing (or at such other times as may be specified below), Purchaser shall deliver or cause to be delivered to Seller the following:

13.1.  Closing Statement. Two (2) Closing Statements executed in counterpart by Purchaser.

13.2.  Blanket Assignment. Two (2) originals of the Blanket Assignment executed in counterpart by Purchaser.

13.3.  Master Leases. Two (2) duly executed counterparts of each of the Master Leases with guarantee executed in counterpart by Purchaser.

13.4.  Purchase Price. The remaining balance of the Purchase Price by wire transfer or other immediately available funds.

13.5.  Further Documents. Purchaser shall execute and deliver such other documents and take such other action at Closing as may be necessary or appropriate to carry out its obligations under this Agreement without further representations or warranties other than those contained herein.

14.  Prorations and Adjustments.

Prorations shall be made as of the Closing Date as if Purchaser were in title for the entire Closing Date provided that no later than 11:00 a.m. Mountain Time on the Closing Date, the Purchase Price, plus or minus the prorations and other adjustments hereunder, shall be received by the Title Company from Purchaser for disbursement to Seller by Federal Reserve wire transfer of immediately available funds to an account designated by Seller. If the net proceeds of the Purchase Price payable to Seller (after adjustments and prorations) are not sent by Federal Reserve wire transfer in immediately available funds and received by the Title Company from Purchaser for disbursement to Seller on or prior to 11:00 a.m. Mountain Time on the Closing Date, prorations shall be made as of the Closing Date as if Seller remained in title as of the entire Closing Date, except that, to the extent such delay results from Seller’s failure to provide deliveries or default, prorations shall be made pursuant to the preceding sentence. The following shall be prorated and adjusted between Seller and Purchaser:

14.1.  Security Deposits. The amount of all cash security and any other cash tenant deposits held by Seller under the Leases, and interest due thereon, if any, shall be credited to Purchaser.

14.2.  Utilities and Operating Expenses. To the extent not billed directly to tenants, or paid as part of Additional Rent (as hereinafter defined) or otherwise by tenants, water, electricity, sewer, gas, telephone and other utility charges based, to the extent practicable, on final meter readings and final invoices. Any operating expenses that are not paid by the tenants as Additional Rent or otherwise shall be prorated between Purchaser and Seller, with Seller receiving a credit for any operating expenses paid by Seller and related to the period from and after Closing.

14.3.  Contracts. Amounts paid or payable under the Contracts shall be prorated.

14.4.  Assessments. To the extent not paid by tenants as a component of Additional Rent or otherwise, all assessments, general or special, shall be prorated as of the Closing Date, with Seller being responsible for any installments of assessments that are due and payable prior to the Closing Date and Purchaser being responsible for any installments of assessments that are due and payable on or after the Closing Date.

14.5.  Base Rent. Purchaser will receive a credit at Closing for the prorated amount of all base or fixed rent payable pursuant to the Leases and all Additional Rents (collectively, “Rent”) previously paid to, or collected by, Seller and attributable to any period following the Closing Date. Rents are “Delinquent” when they were due prior to the Closing Date, and payment thereof has not been made on or before the Closing Date. Delinquent Rent shall not be prorated at Closing. All Rent collected by Purchaser or Seller from each tenant from and after Closing will be applied as follows: (i) first, to Delinquent Rent owed for the month in which the Closing Date occurs (the “Closing Month”), (ii) second, to any accrued Rents owing to Purchaser, and (iii) third, to Delinquent Rents owing to Seller for the period prior to Closing. Any Rent collected by Purchaser and due Seller will be promptly remitted to Seller. Any Rent collected by Seller and due Purchaser shall be promptly remitted to Purchaser. Purchaser shall use reasonable efforts to collect Delinquent Rents owed to Seller in the ordinary course of its business; provided, however, that Seller hereby retains the right to pursue any tenant under the Leases for any Rent and other sums due Seller for period attributable to Seller’s ownership of the Property; and provided further, however, Seller (i) shall be required to notify Purchaser in writing of Seller’s intention to commence or pursue any legal proceedings; and (ii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. “Additional Rents” shall mean any and all amounts due from tenants for operating expenses, common area maintenance charges, taxes, shared utility charges, management fees, insurance costs, other comparable expenses and pass-through charges and any other tenant charges. The provisions of this Section 14.5 shall survive the Closing and the delivery of any conveyance documentation.

14.6.  Taxes. To the extent not paid by the tenants directly or payable by tenants as Additional Rent or otherwise, all ad valorem real estate and personal property taxes with respect to the Land and the Improvements shall be prorated as of the Closing Date, based on the most currently available final tax bill and on a cash basis for the calendar year in which the Closing occurs, regardless of the year for which such taxes are assessed.

14.7.  Other. Such other items as are customarily prorated in transactions of this nature shall be ratably prorated.

14.8.  Adjustments. In the event any prorations made pursuant hereto shall prove incorrect for any reason whatsoever, or in the event the prorations set forth above are estimated on the most currently available (rather than based on the actual final) bills, either party shall be entitled to an adjustment to correct the same provided that it makes written demand on the other within twelve (12) months after the Closing Date. The provisions of this Section 14.8 shall survive Closing.

15.  Closing Expenses.

Seller shall only pay for: one-half of any transfer taxes, the premium for a standard coverage Title Policy and one-half of the cost of any escrows hereunder. Purchaser shall pay for one-half the cost of any transfer taxes, one-half of any escrow costs hereunder, the cost of recording the Deed, and the entire cost of “extended form coverage”, the cost of updating the Survey, the entire cost of any endorsements to the Title Policy and any mortgage or recording taxes.

16.  Destruction, Damage or Condemnation.

If, prior to Closing, all or any portion of any or all of the Land and the Improvements is damaged by fire or other natural casualty (collectively “Damage”), or is taken or made subject to condemnation, eminent domain or other governmental acquisition proceedings (collectively “Eminent Domain”), then:

16.1.  If the aggregate cost of repair or replacement or the value of the Eminent Domain (collectively, “repair and/or replacement”) is $250,000 or less, in the opinion of Purchaser’s and Seller’s respective engineering consultants, Purchaser shall close and take the Property as diminished by such events, with an assignment by Seller of (a) any casualty insurance proceeds (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) or (b) condemnation proceeds, and in the case of either (a) or (b), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

16.2.  If the aggregate cost of repair and/or replacement is greater than $250,000, in the opinion of Purchaser’s and Seller’s respective engineering consultants, or if the location or scope of the damage entitles any tenant to terminate its lease of any portion of the Property, then Purchaser, at its sole option, may elect either to (i) terminate this Agreement by written notice to Seller delivered within ten (10) days after Purchaser is notified of such Damage or Eminent Domain, in which event the Deposit shall be returned to Purchaser and neither party shall have any further liability to the other hereunder, except for those liabilities that expressly survive a termination of this Agreement; or (ii) proceed to close and take the Property as diminished by such events, together with an assignment of the proceeds of Seller’s casualty insurance (together with a credit from Seller to Purchaser of the full amount of any deductible not paid directly by Seller) for all Damage (or condemnation awards for any Eminent Domain), less any amounts reasonably incurred by Seller to repair the Property and collect the insurance proceeds or condemnation award.

16.3.  In the event of a dispute between Seller and Purchaser with respect to the cost of repair and/or replacement with respect to the matters set forth in this Section 16.3, an engineer designated by Seller and an engineer designated by Purchaser shall select an independent engineer licensed to practice in the jurisdiction where the Property is located who shall resolve such dispute. All fees, costs and expenses of such third engineer so selected shall be shared equally by Purchaser and Seller.

17.  Default.

17.1.  Default by Seller. If Seller is in material default under any of the representations, warranties, covenants and agreements of Seller hereunder, Purchaser may either (i) terminate Purchaser’s obligations under this Agreement by written notice to Seller, in which event (a) the Deposit shall be returned to Purchaser, (b) Purchaser shall have the right to recover its actual out-of-pocket expenses of due diligence (including loan application fees), and (c) upon receipt of such amounts by Purchaser, this Agreement shall terminate and neither party shall have any further liability hereunder except for those liabilities that expressly survive a termination of this Agreement; or (ii) Purchaser may file an action for specific performance. Purchaser shall have no other remedy for any default by Seller. In the event of the untruth or inaccuracy, in any material respect, of any Seller Representation as of the Closing Date (subject to the limitations contained in Sections 8.4 and 12.12), Purchaser shall have the right to file an action to recover its actual damages resulting from such breach of representations.

17.2.  Default by Purchaser. In the event Purchaser defaults in its obligations to close the purchase of the Property, or in the event Purchaser is otherwise in material default hereunder, then (i) Seller shall be entitled to (and shall) receive the Deposit as fixed and liquidated damages, this Agreement shall terminate and neither party shall have any further liability hereunder, except for those liabilities which expressly survive the termination of this Agreement and (ii) Purchaser shall immediately direct the Title Company, in writing, to pay the Deposit to Seller. Seller shall have no other remedy for any default by Purchaser, including any right to damages. PURCHASER AND SELLER ACKNOWLEDGE AND AGREE THAT: (1) THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF AND BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES THAT WOULD BE SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF HAVING WITHDRAWN THE PROPERTY FROM SALE AND THE FAILURE OF CLOSING TO HAVE OCCURRED DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; (2) THE ACTUAL DAMAGES SUFFERED AND COSTS INCURRED BY SELLER AS A RESULT OF SUCH WITHDRAWAL AND FAILURE TO CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICAL TO DETERMINE; (3) PURCHASER SEEKS TO LIMIT ITS LIABILITY UNDER THIS AGREEMENT TO THE AMOUNT OF THE DEPOSIT IN THE EVENT THIS AGREEMENT IS TERMINATED AND THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT DOES NOT CLOSE DUE TO A DEFAULT OF PURCHASER UNDER THIS AGREEMENT; AND (4) THE AMOUNT OF THE DEPOSIT SHALL BE AND CONSTITUTE VALID LIQUIDATED DAMAGES. All of the foregoing shall be without limitation upon the rights and remedies of Seller hereunder, at law or in equity, in the event of a default by Purchaser pursuant to Sections 6.1, 6.2, 6.3, 19 or 22 or any covenant, agreement, indemnity, representation or warranty of Purchaser that survives the Closing or the termination of this Agreement.

18.  Successors and Assigns.

Neither party shall assign this Agreement without the prior written consent of the other, except that either party may assign its interest in and obligations under this Agreement to a so-called “Qualified Intermediary” in order to accomplish an Exchange. Notwithstanding the foregoing, Purchaser may assign, in whole or in part, all of its rights, title, liability, interest and obligation pursuant to this Agreement to an affiliate of Purchaser; provided that (i) no such assignment shall act to release Purchaser hereunder and (ii) Purchaser provides Seller with a copy of a written assignment agreement between Purchaser and its assignee(s), which instrument shall be in form reasonably acceptable to Seller.

19.  Litigation.

In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorney fees of counsel selected by the prevailing party. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 19 shall survive termination of this Agreement or the Closing and the delivery of any conveyance documentation.

20.  Notices.

Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Seller and Purchaser as follows:

If to Seller:	Matrix Tower Holdings, LLC 700 17th Street Suite 2100 Denver, CO 80202

with copy to:	Patrick Howard 717th Street Suite 100 Denver, CO 80202

If to Purchaser:	Grant Management, A.S. Attn: Kenneth Grant Karenslyst alle 16 N-0278 Oslo, Norway

with copy to:	Lance P. Vanzant 303 E. 17th Avenue Suite 200 Denver, CO 80203

Notices shall be deemed properly delivered and received: (i) when and if personally delivered; or (ii) one (1) business day after deposit with Federal Express or other comparable commercial overnight courier; or (iii) the same day when sent by confirmed facsimile before 5:00 p.m. (Central Time) on a business day. Notices may be delivered on behalf of the parties by their respective attorneys.

21.  Benefit.

This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.  Brokerage.

Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction, except for Cushman & Wakefield (“Broker”). Seller shall pay the brokers’ commission due to Broker pursuant to the terms of a separate agreement between Seller and Broker. Seller hereby indemnifies, protects, defends and holds Purchaser and the Purchaser’s Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Purchaser and the Purchaser’s Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Seller. Purchaser hereby indemnifies, protects, defends and holds Seller and the Seller Indemnified Parties harmless from and against all Losses suffered or incurred by any or all of Seller and the Seller Indemnified Parties resulting from the claims of any broker, finder or other such party in connection with the transactions contemplated by this Agreement claiming by, through or under the acts or agreements of Purchaser. The obligations of the parties pursuant to this Section 22 shall survive any termination of this Agreement.

23.  Miscellaneous Provisions.

23.1.  Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

23.2.  Holidays. If any date herein set forth for the performance of any obligations by Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term “legal holiday” means any state or federal holiday for which financial institutions or post offices are generally closed in the State of Colorado for observance thereof.

23.3.  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without reference to its rules regarding conflicts of laws.

23.4.  Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

23.5.  No Recording. Neither this Agreement nor any memorandum thereof shall be recorded and the act of recording by Purchaser shall be deemed a default by Purchaser hereunder.

23.6.  Counterparts; Facsimile. This Agreement may be executed in multiple counterparts and shall be valid and binding with the same force and effect as if all parties had executed the same Agreement. A fully executed facsimile copy of this Agreement shall be effective as an original.

23.7.  Construction of Agreement. In construing this Agreement, all headings and titles are for the convenience of the parties only and shall not be considered a part of this Agreement. Whenever required by the context, the singular shall include the plural and the masculine shall include the feminine and vice versa. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. All Exhibits attached hereto are incorporated in this Agreement by reference thereto.

23.8.  No Oral Modification or Waiver. This Agreement may not be changed or amended orally, but only by an agreement in writing. No waiver shall be effective hereunder unless given in writing, and waiver shall not be inferred from any conduct of either party.

23.9.  Survival. Only those covenants, agreements, undertakings and representations and warranties of Seller that expressly survive Closing pursuant to the terms of the Agreement shall survive Closing and the delivery of any conveyance documentation for the period herein set forth and all of the other covenants, agreements, undertakings and representations and warranties of Seller contained herein shall not survive Closing and shall merge into the conveyance documentation delivered at Closing.

23.10 Special Taxing Districts. SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASER SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Purchase and Sale on the date first above written.

SELLER:

MATRIX TOWER HOLDINGS, LLC,
a Delaware limited liability company

By:	/s/ Scot T. Wetzel

PURCHASER:

GRANT MANAGEMENT, A.S.,
a Norwegian corporation

By:	/s/ Kenneth Graham